Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Triangle Petroleum Corporation

We consent to the use of our report dated April 8, 2010, except for note 14 which is as of October 25, 2010, with respect to the consolidated balance sheet of the Corporation as at January 31, 2010 and 2009 and the consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

November 4, 2010